UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 25, 2011

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operation
Item 1.01  Entry into a Material Definitive Agreement

Sale of CoaLogix Inc. (“CoaLogix”)

On July 28, 2011 Acorn Energy, Inc. (the “Company”) entered into a definitive Stock Purchase and Contribution Agreement (the “Stock Purchase Agreement”) with EnerTech Capital Partners III L.P., certain management employees of the Company’s majority-owned CoaLogix subsidiary (collectively with the Company, the “Sellers”), CoaLogix and CoaLogix Holdings, Inc. (the “Buyer”), pursuant to which the Sellers have agreed to sell all the outstanding capital stock of CoaLogix to the Buyer for $101 million in cash. The sale price of $101 million is before certain adjustments, including for assumption of certain debt of CoaLogix.

CoaLogix Inc. provides innovative services to coal-fired generating facilities to reduce their environmental footprint through technology, optimization and efficiency improvements.  CoaLogix owns SCR-Tech, LLC which is the leading provider of selective catalytic reduction (SCR) management services and catalyst regeneration technologies used by coal-fired power plants to reduce nitrogen oxides (NOx) emissions.

The Company owns approximately 65% of CoaLogix on a fully diluted basis and is expected to receive net proceeds of approximately $61.8 million before taxes from the sale.  The Company anticipates that its taxes on income for 2011, after giving effect to the transaction, will not exceed $5 million.

The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions and is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close within 45 days.

On July 29, 2011, the Company issued a press release announcing the transaction which is attached as Exhibit 99.1 hereto.

Renewal of Square 1 Loan Agreement by CoaLogix

On July 25, 2011, the subsidiaries of CoaLogix, CoaLogix Solutions Inc., CoaLogix Tech LLC, SCR-Tech, LLC, CoaLogix Technology Holdings Inc. and Metallifix LLC (the “CoaLogix Subsidiaries”), entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Square 1 Bank (the “Bank”) which amended and restated that certain Loan and Security Agreement entered into by and among CoaLogix, the CoaLogix Subsidiaries and the Bank dated October 22, 2008, as amended.   Under the Loan Agreement, the Bank has agreed to provide the CoaLogix Subsidiaries with a $4,000,000 formula based line of credit, a $1,000,000 non-formula line of credit to be used for only letters of credit and a $3,000,000 term loan, all of which mature on June 30, 2012.  The combined outstanding principal borrowed under the Loan Agreement may not exceed $5,000,000.  Advances under the formula line of credit may not exceed 80% of the eligible receivables of the CoaLogix Subsidiaries.  Interest of the greater of 1.50% above the Bank’s prime rate or 5.50% is due monthly on the formula line of credit.  Interest of the greater of 2.00% above the Bank’s prime rate or 6.00% will be due monthly for the non-formula line of credit to be used only for letters of credit.  Interest of the greater of 2.50% above the Bank’s prime rate or 6.50% will be due monthly for the term loan.  All balances of principal and unpaid interest will be due at maturity, and with respect to the non-formula line of credit to be used only for letters of credit in accordance with the Bank’s standard terms for letters of credit.  The loans are secured by all assets of the CoaLogix Subsidiaries other than intellectual property.  Under the Loan Agreement, CoaLogix Subsidiaries must comply with financial and other covenants.  The loans will be used for working capital and growth purposes.  CoaLogix has entered into an Unconditional Guaranty in favor of the Bank pursuant to which it has guaranteed the obligations of the CoaLogix Subsidiaries under the Loan Agreement.  The Bank is requiring CoaLogix have $1,000,000 of additional capital, and Acorn Energy, Inc. and EnerTech Capital Partners III L.P., principal shareholders of CoaLogix, have committed to loan such capital to CoaLogix.

Section 9 – Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

99.1    Press Release dated July 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of July 2011.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, General Counsel and Secretary